Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated September 22, 2011, except as to the disclosure under the heading Update as of April 13, 2012 in Note 1 and the disclosure under the heading Private Placement of 7% Senior Convertible Notes in Note 18, as to which the date is April 13, 2012, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in American Superconductor Corporation’s Current Report on Form 8-K dated April 13, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 13, 2012